EXHIBIT 23.10

LETTER OF CONSENT

TO: Lundin Mining Corporation

I refer to the Registration Statement on Form 40-F of Lundin Mining Corporation dated October 13, 2006 (including all exhibits, the "Registration Statement").

I hereby consent to the use of my report and the appearance of my name in the Registration Statement.

Yours very truly,

/s/ Robert Lilljequist
Robert Lilljequist

Dated: October 13, 2006